                                                                       EXHIBIT 8

                               EXCHANGE AGREEMENT

                          DATED AS OF NOVEMBER 27, 1995

                                 BY AND BETWEEN

                        SILVER KING COMMUNICATIONS, INC.

                                       AND

                            SILVER MANAGEMENT COMPANY

                                TABLE OF CONTENTS

                                                                                                                             Page
                                                                                                                             ----
                                    ARTICLE I

                                                     SALE AND EXCHANGE OF SHARES  . . . . . . . . . . . . . . . . . . . . . .   1

         SECTION 1.1      Exchange of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.2      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                   ARTICLE II

                                               REPRESENTATIONS AND WARRANTIES OF SILVER . . . . . . . . . . . . . . . . . . .   2

         SECTION 2.1      Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 2.2      Authorization and Validity of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         SECTION 2.3      Validity of Silver Shares, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         SECTION 2.4      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 2.5      No Approvals or Notices Required; No Conflict with Instruments  . . . . . . . . . . . . . . . . . .   4
         SECTION 2.6      DGCL Section 203  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         SECTION 2.7      Opinion of Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         SECTION 2.8      Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

                                   ARTICLE III

                                             REPRESENTATIONS AND WARRANTIES OF SILVER CO. . . . . . . . . . . . . . . . . . .   6

         SECTION 3.1      Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         SECTION 3.2      Authorization and Validity of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 3.3      Ownership and Validity of House Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 3.4      No Approvals or Notices Required; No Conflict with Instruments  . . . . . . . . . . . . . . . . . .   8
         SECTION 3.5      Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                   ARTICLE IV

                                                    COVENANTS AND OTHER AGREEMENTS  . . . . . . . . . . . . . . . . . . . . .   9

         SECTION 4.1      Silver Stockholders Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 4.2      Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 4.3      Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 4.4      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 4.5      Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 4.6      Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 4.7      Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                                                                                                             Page
                                                                                                                             ----
                                    ARTICLE V

                                                         CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . .  12

         SECTION 5.1      Conditions Precedent to the Obligations of Silver and Silver Co.  . . . . . . . . . . . . . . . . .  12
                             (a)   Absence of Injunctions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                             (b)   No Proceedings or Adverse Enactments . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                             (c)   Stockholder Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                             (d)   Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                             (e)   HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                             (f)   Receipt of Governmental Approvals and Consents . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 5.2      Conditions Precedent to the Obligations of Silver Co. . . . . . . . . . . . . . . . . . . . . . . .  13
                             (a)   Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . .  13
                             (b)   Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                             (c)   No Proceedings or Adverse Enactments Affecting Silver Shares . . . . . . . . . . . . . . .  13
                             (d)   Control of Silver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                             (e)   Officer's Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                             (f)   Other Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                             (g)   Lasorda Management Role  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 5.3      Conditions Precedent to the Obligations of Silver . . . . . . . . . . . . . . . . . . . . . . . . .  13
                             (a)   Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . .  14
                             (b)   Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                             (c)   Officer's Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                             (d)   Other Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                             (e)   Lasorda Management Role  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                             (f)   No Adverse Change or Development.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                             (g)   Audited Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                   ARTICLE VI

                                                             TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         SECTION 6.1      Termination and Abandonment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 6.2      Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                   ARTICLE VII

                                                            MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . .  16

         SECTION 7.1      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 7.2      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 7.3      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 7.4      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                                                                                                             Page
                                                                                                                             ----
         SECTION 7.5      Assignment; Binding Effect; Benefit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 7.6      Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 7.7      Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 7.8      Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 7.9      Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 7.10     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 7.11     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 7.12     Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                               EXCHANGE AGREEMENT

         EXCHANGE AGREEMENT, dated as of November 27, 1995, by and between SILVER KING COMMUNICATIONS, INC., a Delaware corporation ("Silver"), and SILVER MANAGEMENT COMPANY, a Delaware corporation ("Silver Co.").

                                    RECITALS:

         WHEREAS, upon consummation of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated the date hereof by and among Silver Co., Liberty Program Investments, Inc., a Wyoming corporation and Liberty HSN, Inc., a Colorado corporation ("Rockies House Sub") pursuant to which Rockies House Sub will be merged with and into Silver Co. (the "Merger"), Silver Co. will own 17,566,702 shares of the Common Stock, par value $.01 per share (the "House Common Stock"), of Home Shopping Network, Inc., a Delaware corporation ("House") and 20,000,000 shares of the Class B Common Stock, par value $.01 per share (the "House Class B Stock"), of House (such shares of House Common Stock and House Class B Stock held by Silver Co. are collectively referred to herein as the "House Shares");

         WHEREAS, the House Board of Directors has approved the transactions contemplated hereby and the Merger Agreement being entered into simultaneously herewith (including for purposes of Section 203 of the Delaware General Corporation Law (the "DGCL"));

         WHEREAS, Silver desires to acquire, and Silver Co. desires to transfer to Silver, the House Shares;

         WHEREAS, in exchange for the House Shares, Silver Co. desires to acquire, and Silver desires to issue to Silver Co., the number of shares of Silver's Common Stock, par value $.01 per share (the "Silver Common Stock"), and the number of shares of Silver's Class B Common Stock, par value $.01 per share (the "Silver Class B Stock") described in Section 1.1 below;

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                           SALE AND EXCHANGE OF SHARES

         SECTION 1.1 Exchange of Shares. In reliance on the representations and warranties and other agreements of the other party contained herein and upon the terms and subject to the conditions set forth herein, on the Closing Date (as defined in Section 1.2) the parties will make the following exchange (the "Exchange"):

                  (i) Silver Co. will transfer, assign and convey to Silver, and Silver will acquire and accept from Silver Co., all shares of House Common Stock and all shares of House Class B Stock held by Silver Co. immediately following the Merger, and

                 (ii) Silver will issue, convey and deliver to Silver Co., and Silver Co. will acquire and accept from Silver, 4,855,436 shares of Silver Common Stock in exchange for the 17,566,702 shares of House Common Stock and 6,082,000 shares of Silver Class B Stock in exchange for the 20,000,000 shares of House Class B Stock (such shares of Silver Common Stock and Silver Class B Stock are collectively referred to herein as the "Silver Shares").

         SECTION 1.2 Closing. The Exchange shall take place at a Closing (the "Closing") which shall be (i) at the offices of Baker & Botts, L.L.P., 885 Third Avenue, New York, New York 10022, at 10:00 a.m., local time, on the second business day following the day on which the last of the conditions set forth in Sections 5.1(c), 5.1(d), 5.1(e), 5.1(f), 5.2(b) (other than any actions to be taken at the Closing), 5.2(c) and 5.3(b) (other than any actions to be taken at the Closing) hereof is fulfilled or, if legally permissible, waived or (ii) at such other time and place and on such other date as Silver and Silver Co. shall agree (the "Closing Date"). At the Closing, simultaneously with the delivery by Silver Co. of certificates representing the House Shares, with appropriate stock powers attached, duly endorsed, and with any necessary documentary or transfer tax stamps duly affixed and cancelled, Silver will deliver to Silver Co. a certificate or certificates representing the Silver Common Stock and Silver Class B Stock to be issued, conveyed and delivered to Silver Co. pursuant to
Section 1.1, with any necessary documentary or transfer tax stamps duly affixed and cancelled, dated the Closing Date, and such certificates shall be issued to and registered in the name of Silver Co. The House Shares and the Silver Shares shall be so delivered, in each case, free and clear of all liens, claims, charges, preemptive rights and other encumbrances other than pursuant to the Merger Agreement and this Agreement.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SILVER

         Silver hereby makes the following representations and warranties to Silver Co.:

         SECTION 2.1 Organization and Qualification. Silver (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority to carry on its business as it is now conducted and to own, lease and operate the properties it now owns, leases or operates at the places currently located and in the manner currently used and operated and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except, in the case of clause (iii) where the failure to be so qualified or licensed, or in good standing would not have a material adverse effect on the business, assets or condition (financial or otherwise) of Silver and its subsidiaries, taken as a whole. Silver has delivered or made available to Silver Co. true and complete copies of its Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended to date and currently in effect (respectively, the "Silver Charter" and the "Silver Bylaws").

         SECTION 2.2 Authorization and Validity of Agreement. (a)The execution, delivery and performance of this Agreement by Silver and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Silver.

         (b) Except for the approval of (x) this Agreement, (y) the issuance of the Silver Shares and (z) the Silver Charter Amendment (as defined below) by the stockholders of Silver:

                  (i) Silver has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Exchange and the other transactions contemplated hereby,

                  (ii) no other corporate proceedings on the part of Silver or any of its subsidiaries are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby,

                  (iii) this Agreement has been duly and validly executed and delivered by Silver and, assuming the due authorization, execution and delivery of this Agreement by Silver Co., constitutes a legal, valid and binding obligation of Silver, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         SECTION 2.3 Validity of Silver Shares, etc. Subject to the filing and effectiveness of the Silver Charter Amendment as contemplated in Section 4.1, the shares of Silver Common Stock and Silver Class B Stock to be issued by Silver to Silver Co. pursuant to the Exchange, upon issuance and delivery in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and, except as set forth on Schedule 2.3, will be free of any liens, claims, charges, security interests, preemptive rights, pledges, voting or stockholder agreements, encumbrances or equities of any kind whatsoever, will not be issued in violation of any preemptive rights and will vest in Silver Co. full rights with respect thereto, including the right to vote the Silver Shares on all matters properly presented to the stockholders of Silver to the extent set forth in the Silver Charter. The Silver Charter, upon amendment as contemplated by Section 4.1, will provide that the Silver Class B Stock to be authorized for issuance pursuant to this agreement will have identical rights, powers, privileges and preferences as the outstanding Silver Class B Stock. In addition, the issuance of the Silver Shares will not violate the stockholder voting rights, policies and requirements of the National Association of Securities Dealers, Inc. ("NASD"), assuming such issuance is approved by the stockholders of Silver pursuant to the DGCL and in accordance with Section 6(i) of Part III of Schedule D of the NASD By-Laws (the "NASD Shareholder Approval Policy").

         SECTION 2.4 Capitalization. (a) The authorized capital stock of Silver consists of (i) 30,000,000 shares of Silver Common Stock, (ii) 2,415,945 shares of Silver Class B Stock, and (iii) 50,000 shares of Preferred Stock, par value $.01 per share (the "Silver Preferred Stock"), of which, as of November 20, 1995, (x) 6,975,882 shares of Silver Common Stock are issued and outstanding, 2,295,347 shares are reserved for issuance upon exercise of outstanding stock options and 2,415,945 shares are reserved for issuance upon conversion of existing Silver Class B Stock, no shares are held by Silver in its treasury and no shares are held by any subsidiary of Silver; (y) 2,415,945 shares of Silver Class B Stock are issued and outstanding, no shares are reserved for issuance upon exercise of outstanding stock options, no shares are held by Silver in its treasury and no shares are held by any subsidiary of Silver; and (z) no shares of Silver Preferred Stock are issued or outstanding, reserved for issuance upon exercise of outstanding stock options, or held by Silver in its treasury or by any subsidiary of Silver, and no series of Silver Preferred Stock has been designated or authorized.

         (b) All issued and outstanding shares of Silver Common Stock and Silver Class B Stock have been validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. The respective rights, preferences, privileges, limitations and restrictions of the Silver Common Stock, the Silver Class B Stock and Silver Preferred Stock are as set forth in the Silver Charter. Except as set forth on Schedule 2.4 or as disclosed on the reports, forms, schedules, registration statements and proxy statements originally filed with the SEC (as defined below) by Silver with respect to periods or events after January 1, 1994 and prior to the date hereof (the "Silver SEC Reports") pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (respectively the "Securities Act" and the "Exchange Act"), there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character to or by which Silver or any of its subsidiaries is a party or is bound which, directly or indirectly, obligate Silver or any of its subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any shares of capital stock or other equity interests of Silver or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares of capital stock or other equity interests or obligating Silver or any of its subsidiaries to grant, extend or enter into any such subscription, option, warrant, call or right. All shares of Silver Common Stock, Silver Class B Stock and/or Silver Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Except as is disclosed in the Silver SEC Reports or as set forth in Schedule 2.4, there are no obligations, contingent or otherwise, of Silver or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Silver Common Stock, Silver Class B Stock or Silver Preferred Stock or the capital stock of any subsidiary or to provide funds to make any material investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of obligations of subsidiaries entered into in the ordinary course of business.

         SECTION 2.5 No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery by Silver of this Agreement do not, and the performance by Silver of its obligations hereunder and the consummation of the transactions contemplated hereby including the issuance of the Silver Shares will not:

                 (i) assuming the Silver Charter Amendment is approved and is filed and becomes effective as contemplated in Section 4.1, conflict with or violate the Silver Charter, as so amended, or the Silver Bylaws or the charter or bylaws of any subsidiary of Silver, in each case as amended to date;

                 (ii) require any consent, approval, order or authorization of or other action by any court, administrative agency or commission or other governmental authority or instrumentality, foreign, United States federal, state or local (each such entity a "Governmental Entity" and each such action a "Governmental Consent") or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a "Governmental Filing"), in each case on the part of or with respect to Silver or any subsidiary of Silver, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of Silver and its subsidiaries, taken as a whole, except for (A) the filing of the Silver Charter Amendment with the Delaware Secretary of State (as contemplated by Section 4.1), (B) the filing with the Securities and Exchange Commission (the "SEC") of the Proxy Statement (as defined in Section 4.2) required in connection with this Agreement and the transactions contemplated hereby and (C) the Governmental Filings required pursuant to the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and the expiration or termination of any applicable waiting period with respect to the Exchange under the HSR Act;

                 (iii) require, on the part of Silver or any subsidiary of Silver, any consent by or approval of (a "Contract Consent") or notice to (a "Contract Notice") any other person or entity (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of Silver and its subsidiaries, taken as a whole, other than the approval by the Silver stockholders of the Silver Charter Amendment pursuant to the DGCL and the issuance of the Silver Shares in accordance with the NASD Shareholder Approval Policy;

                 (iv) except as set forth on Schedule 2.5, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit under or the creation of any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or agreement, or any other restriction or encumbrance of any nature whatsoever on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") any "Contract" (which term shall mean and include any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment or concession of any nature) to which Silver or any subsidiary of Silver is a party, by which Silver, any subsidiary of Silver or any of their respective assets or properties is bound or pursuant to which Silver or any subsidiary of Silver is entitled to any rights or benefits, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of Silver and its subsidiaries, taken as a whole; or

                 (v) assuming that the Silver Charter Amendment has been approved and filed and become effective pursuant to the DGCL as contemplated in Section 4.1, that the Silver stockholders have approved the issuance of the Silver Shares in accordance with the NASD Shareholder Approval Policy, and that the Governmental Consents and Governmental Filings specified in clause (ii) of this Section 2.5 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Silver or any subsidiary of Silver or by which any of their respective properties or assets are bound.

         SECTION 2.6 DGCL Section 203. The Exchange and the related transactions contemplated hereby have been approved in all respects by the Board of Directors of House, including for purposes of Section 203 of the DGCL, and following the Exchange, Silver shall not be subject to the restrictions on "business combinations" with "interested stockholders" contained therein.

         SECTION 2.7 Opinion of Advisor. Silver's Board of Directors has received the written opinion of CS First Boston (the "CS First Boston Opinion") (a copy of which opinion has been delivered to Silver Co.) that, as of the date of this Agreement, the terms of the Exchange are fair to Silver's stockholders from a financial point of view.

         SECTION 2.8 Brokers or Finders. Other than pursuant to a written agreement with CS First Boston (a copy of which has been previously furnished to Silver Co.) and as disclosed in Schedule 2.8, no agent, broker, investment banker, financial advisor or other person or entity is or will be entitled, by reason of any agreement, act or statement by Silver or any of its subsidiaries, directors, officers, employees or affiliates, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF SILVER CO.

         Silver Co. hereby makes the following representations and warranties to
Silver:

         SECTION 3.1 Organization and Qualification. Silver Co. (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority to carry on its business as it is now conducted and to own, lease and operate the properties it now owns, leases or operates at the places currently located and in the manner currently used and operated and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary. As of the date hereof, Silver Co. has no subsidiaries. As of the Closing, Silver Co. will have no subsidiaries other than Silver, and by its execution and delivery of this Agreement, Silver Co. shall not be deemed to have made any representations, warranties, covenants or other agreements with respect to or on behalf of Silver (it being understood that any breach by Silver of any of its representations, warranties, covenants or other agreements made herein shall not be considered in determining the truth, accuracy, completeness or performance of, or compliance with, any representation, warranty, covenant or agreement made by Silver Co. herein). Silver Co. has delivered or made available to Silver true and complete copies of its certificate of incorporation and bylaws, each as amended to date and currently in effect (respectively, the "Silver Co. Charter" and the "Silver Co. Bylaws").

         SECTION 3.2 Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement by Silver Co. and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and by the requisite vote of the stockholders of Silver Co. entitled to vote thereon. Silver Co. has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Exchange and the other transactions contemplated hereby. No other corporate proceedings on the part of Silver Co. are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Silver Co. and, assuming the due authorization, execution and delivery of this Agreement by Silver, constitutes a legal, valid and binding obligation of Silver Co., enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         SECTION 3.3 Ownership and Validity of House Shares. Upon consummation of the Merger and immediately prior to the Exchange, Silver Co. will own beneficially and of record the House Shares, free of any liens, claims, charges, security interests, pledges, voting or stockholder agreements, encumbrances or equities. Except for this Agreement, the Merger Agreement, the definitive term sheet, attached to the letter to Barry Diller ("Lasorda") from Rockies, dated August 24, 1995, as amended by the letter to Lasorda, dated as of the date hereof, pursuant to which Rockies and Lasorda have entered into certain agreements with respect to the equity securities of Silver, all as described therein (the "Term Sheet"), and the transactions contemplated hereby and thereby and except for certain voting restrictions contained in the Stipulation and Agreement of Compromise, Settlement and Release entered into in the action entitled 7547 Corp. v. Liberty Media Corp., et al. in the Delaware Chancery Court and approved by such court on January 27, 1995 (the "Section 203 Settlement Agreement"), there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of any character to which Silver Co. is a party or by which it is bound and relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the House

Shares. Upon consummation of the Exchange, Silver will hold the House Shares free and clear of any liens, claims, charges, security interests, pledges, voting or stockholder agreements, encumbrances or options (other than any of the foregoing created by Silver), and will have full rights of ownership with respect to the House Shares, including the right to vote the House Shares on all matters properly presented to the stockholders of House to the extent set forth in the certificate of incorporation of House as in effect on the date hereof.

         SECTION 3.4 No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery by Silver Co. of this Agreement do not, and the performance by Silver Co. of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

                  (i) conflict with or violate the Silver Co. Charter or the Silver Co. Bylaws;

                  (ii) require any Governmental Consent or Governmental Filing, in each case on the part of or with respect to each of Silver Co., the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby, except for the Governmental Filings required pursuant to the pre-merger notification requirements of the HSR Act, and the expiration or termination of any applicable waiting period with respect to the Exchange under the HSR Act;

                  (iii) require, on the part of Silver Co. any Contract Consent or Contract Notice, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby;

                  (iv) conflict with or result in any Violation of any Contract to which Silver Co. is a party, or by which Silver Co., or any of its assets or properties is bound, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby; or

                 (v) assuming that the Governmental Consents and Governmental Filings specified in clause (ii) of this Section 3.4 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Silver Co. or by which any of its properties or assets are bound, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby.

         SECTION 3.5 Brokers or Finders. No agent, broker, investment banker, financial advisor or other person or entity is or will be entitled, by reason of any agreement, act or statement by Silver Co., any of its directors, officers, employees or affiliates (other than Silver), to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE IV

                         COVENANTS AND OTHER AGREEMENTS

         SECTION 4.1 Silver Stockholders Meeting. Silver will take all action necessary in accordance with Delaware law, the Silver Charter, the Silver Bylaws and the requirements of the NASD and the SEC to convene a meeting of its stockholders (the "Silver Stockholders Meeting") as promptly as practicable to consider and vote upon (a) an amendment to the Silver Charter (the "Silver Charter Amendment") (i) increasing the authorized number of shares of Silver Class B Stock by the amount necessary to permit the issuance and delivery of the Silver Shares to Silver Co. in accordance with Section 1.1 and the transactions contemplated hereby (together with amendments to such other provisions as may be reasonably necessary to reflect such increase in the authorized capital stock of Silver) and (ii) deleting all provisions in the Silver Charter which require that the holders of the Silver Common Stock and the Silver Class B Stock vote as separate classes on certain specified matters so long as at least 2,280,000 shares of Silver Class B Stock are outstanding and (b) approval of the issuance of the Silver Shares in accordance with the NASD Shareholder Approval Policy (the "NASD Vote"). The Board of Directors of Silver shall recommend that the stockholders of Silver vote in favor of the Silver Charter Amendment and the transactions contemplated hereby (including the NASD Vote). Silver shall use its best efforts to solicit from its stockholders proxies in favor of such approvals.

         SECTION 4.2 Proxy Statement. (a) Silver shall prepare and file with the SEC, as soon as reasonably practicable, a preliminary proxy statement and a form of proxy for use at the Silver Stockholders Meeting relating to the vote of Silver's stockholders with respect to the Silver Charter Amendment, the NASD Vote and the transactions contemplated hereby (together with any amendments or supplements thereto, in each case in the form or forms mailed to Silver's stockholders, the "Proxy Statement"). Silver will use all reasonable efforts to have, or cause, the Proxy Statement to be cleared by the SEC as promptly as practicable and to cause the Proxy Statement to be mailed to stockholders of Silver at the earliest possible date. Silver Co. shall promptly furnish to Silver such information regarding Silver Co. and its officers and directors as may be reasonably requested by Silver for inclusion in the Proxy Statement.

         (b) Silver covenants that none of the information concerning Silver, its subsidiaries, or any of its affiliates, directors, officers, employees, agents or representatives which is included or incorporated by reference in the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is filed with the SEC, at the time of mailing of the Proxy Statement or any amendment or supplement thereto to Silver's stockholders or at the time of the Silver Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Silver covenants that the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

         (c) Silver Co. covenants that none of the information supplied or to be supplied by Silver Co. or any of its affiliates (other than Silver), directors, officers, employees, agents or representatives in writing specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is filed with the SEC, at the time of mailing of the Proxy Statement or any amendment or supplement thereto to Silver's stockholders or at the time of the Silver Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.3 Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as either party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in Article V to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective subsidiaries, and use their reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing with the SEC of the Proxy Statement and any necessary amendments of or supplements thereto; (ii) seeking to have the Proxy Statement cleared by the SEC as soon as reasonably practicable after filing with the SEC; (iii) obtaining all necessary Governmental Consents and Contract Consents, and giving all necessary Contract Notices to and making all necessary Governmental Filings and other necessary filings with and applications and submissions to, any Governmental Entity or other person or entity; (iv) filing all applicable Pre-Merger Notification and Report Forms required under the HSR Act as a result of the transactions contemplated by this Agreement and promptly complying with any requests for additional information and documentary material that may be requested pursuant to the HSR Act; (v) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Entity (an "Injunction") of any type referred to in
Section 5.1; (vi) providing all such information about such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; and (vii) in general, consummating and making effective the transactions contemplated hereby; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification or other permission or action or the lifting of any Injunction referred to in clauses (iii) and (v) of this sentence, no party shall be required to (x) pay any consideration, to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any conditions or requirements which are materially adverse or burdensome or (y) amend, or agree to amend, in any material respect any Contract. Prior to making any application to or filing with any Governmental Entity or other person or entity in connection with this Agreement, each of Silver and Silver Co. shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

         SECTION 4.4 Public Announcements. Each party agrees that it shall not, and shall use its reasonable efforts to cause its affiliates, directors, officers, employees and authorized representatives not to, issue any press release, make any public announcement or furnish any written statement to its employees or stockholders generally concerning the transactions contemplated by this Agreement without the consent of the other party (which consent shall not be unreasonably withheld), except to the extent required by applicable law or any listing agreement with or other applicable requirements of a national securities exchange or the applicable requirements of the NASD (and in such case such party shall, to the extent consistent with timely compliance with such requirement, consult with the other party prior to making the required release, announcement or statement).

         SECTION 4.5 Confidentiality. Each party shall, and shall use its reasonable efforts to cause its officers, employees and authorized representatives to (i) hold in confidence all confidential information obtained by it from the other party or such other party's officers, employees or authorized representatives pursuant to this Agreement (unless such information is or becomes publicly available or readily ascertainable from public or published information or trade sources through no wrongful act of such first party) and (ii) use all such data and information solely for the purpose of consummating the transactions contemplated hereby, except, in either case, as may be otherwise required by law or legal process or as may be necessary or appropriate in connection with the enforcement of, or any litigation concerning, this Agreement. In the event a party is required by applicable law or legal process to disclose any confidential information of the other party, such first party will provide the other party with prompt notice thereof to enable such other party to seek an appropriate protective order. In the event this Agreement is terminated, each party shall promptly return, if so requested by the other party, all nonpublic documents obtained from such other party in connection with the transactions contemplated hereby and any copies thereof which may have been made by such first party and shall use its reasonable efforts to cause its officers, employees and authorized representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made.

         SECTION 4.6 Merger Agreement. Silver Co. shall not amend or otherwise alter or waive any of its rights or obligations (including any conditions on its obligations to consummate the transactions contemplated thereby) under the Merger Agreement in any material respect without the prior written consent of Silver.

         SECTION 4.7 Notification of Certain Matters. Silver shall give prompt notice to Silver Co., and Silver Co. shall give prompt notice to Silver, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any material failure of Silver or Silver Co., as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement or (c) the failure to be satisfied of any condition to the parties' respective obligations to consummate the transactions contemplated hereby and by the Merger Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

         SECTION 5.1 Conditions Precedent to the Obligations of Silver and Silver Co. The obligations of each of Silver and Silver Co. to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the parties, to the extent permitted by applicable law:

         (a) Absence of Injunctions. No Injunction or other legal restraint or prohibition preventing consummation of the transactions contemplated hereby as provided herein shall be in effect.

         (b) No Proceedings or Adverse Enactments. There shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree enacted, promulgated, entered, issued or enforced by any Governmental Entity, and there shall be no action, suit, proceeding or investigation pending or threatened which makes the transactions contemplated by this Agreement illegal or imposes, or is reasonably likely to result in the imposition of, material damages or penalties in connection therewith.

         (c) Stockholder Approvals. The Silver Charter Amendment and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Silver under Delaware law, the Silver Charter, the Silver Bylaws, and the Silver Charter Amendment shall have been filed with the Delaware Secretary of State in accordance with the DGCL and become effective under the DGCL. The issuance of the Silver Shares shall have been approved by the requisite vote of the stockholders of Silver in accordance with the NASD Shareholder Approval Policy.

         (d) Consummation of the Merger. Immediately prior in time to the Closing, the Merger and the transactions contemplated thereby shall have been consummated in accordance with the Merger Agreement.

         (e) HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated without commencement of litigation by the appropriate governmental enforcement agency to restrain the transactions contemplated hereby.

         (f) Receipt of Governmental Approvals and Consents. All Governmental Consents as are required in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect and all Governmental Filings as are required in connection with the consummation of such transactions shall have been made, and all waiting periods, if any, applicable to the consummation of such transactions imposed by any Governmental Entity shall have expired, other than those which, if not obtained, in force or effect, made or expired (as the case may be) would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby.

         SECTION 5.2 Conditions Precedent to the Obligations of Silver Co. The obligation of Silver Co. to consummate the transactions contemplated by this Agreement is also subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by Silver Co., to the extent permitted by applicable law:

         (a) Accuracy of Representations and Warranties. All representations and warranties of Silver contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations or warranties speak as of a specified earlier date) on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes expressly permitted or contemplated by this Agreement.

         (b) Performance of Agreements. Silver shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

         (c) No Proceedings or Adverse Enactments Affecting Silver Shares. There shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree enacted, promulgated, entered, issued or enforced by any Governmental Entity, and there shall be no action, suit or proceeding pending or threatened which would, as of or after the Closing, impose material limitations on the ability of Silver Co. effectively to exercise full rights of ownership of the Silver Shares (including, to the extent such Silver Shares have voting rights, the right to vote such shares on all matters properly presented to the stockholders of Silver).

         (d) Control of Silver. Immediately after the Exchange, Silver Co. shall have "control" (as defined in Section 368(c) of the Internal Revenue Code of 1986, as amended) of Silver, and Silver Co. shall own a majority of the voting power of the outstanding equity securities of Silver.

         (e) Officer's Certificates. Silver Co. shall have received a certificate of Silver, dated the Closing Date, signed by an executive officer of Silver Co. certifying that the conditions set forth in Sections 5.2 (a) and (b) have been satisfied, which certification shall have been given by such officer after due inquiry.

         (f) Other Deliveries. All other documents and instruments required under this Agreement to have been delivered by Silver to Silver Co. at or prior to the Closing or as Silver Co. shall have reasonably requested, shall have been delivered by Silver.

         (g) Lasorda Management Role. Lasorda shall be Chairman of the Board and/or Chief Executive Officer and/or President of Silver and shall be Chairman of the Board of House.

         SECTION 5.3 Conditions Precedent to the Obligations of Silver. The obligation of Silver to consummate the transactions contemplated by this Agreement is also subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by Silver, to the extent permitted by applicable law:

         (a) Accuracy of Representations and Warranties. All representations and warranties of Silver Co. contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of the Closing Date (except to the extent such representations and warranties speak as of a specified earlier date), except for changes expressly permitted or contemplated by this Agreement.

         (b) Performance of Agreements. Silver Co. shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them at or prior to the Closing Date.

         (c) Officer's Certificates. Silver shall have received a certificate of Silver Co. dated the Closing Date, signed by an executive officer of Silver Co. certifying that the conditions set forth in Sections 5.3 (a) and (b) have been satisfied, which certification shall have been given by such officer after due inquiry.

         (d) Other Deliveries. All other documents and instruments required under this Agreement to have been delivered by Silver Co. to Silver at or prior to the Closing, or as Silver shall reasonably request, shall have been delivered by Silver Co.

         (e) Lasorda Management Role. Lasorda shall be Chairman of the Board and/or Chief Executive Officer and/or President of Silver and the Chairman of the Board of House; provided, however, that to the extent the failure of the foregoing condition to be satisfied is primarily the result of any action by Lasorda (including his resignation, his termination or removal for Cause (as defined in the Silver Term Sheet), or his failure to cause himself to be elected or appointed to such positions at Silver at any time following the Control Date (as defined in the Term Sheet)), then the condition set forth in this Section 5.3(e) shall nevertheless be deemed satisfied.

         (f) No Adverse Change or Development. Except with respect to the Reserved Matters (as defined below), subsequent to December 31, 1994, there shall not have occurred any change or development in or affecting the assets, liabilities, business, operations, or financial condition of House which in any case or in the aggregate would, in the reasonable judgment of the Board of Directors of Silver, represent a material adverse effect upon House and its subsidiaries, taken as a whole. For purposes of this paragraph (f), the term "Reserved Matters" shall mean any information relating to the assets, liabilities, business, operations or financial condition of House which is contained in, is reasonably discernable from, results from, or which is or has become known to, as applicable, any of the following:

                 (i) any reports or statements filed by House with the SEC with respect to periods subsequent to December 31, 1994 and prior to the date of this Agreement;

                 (ii) any information obtained or reviewed by, or otherwise delivered to, Silver or to Barry Diller or his representatives ("Diller") as a result of or in connection with Diller's service on the Board of Directors of House or the Executive Committee thereof prior to the date of this Agreement, in connection with any investigation, discussions, reviews or analyses of the business and affairs of House conducted by Diller, or otherwise;

                 (iii) with respect to any current or recurring negative financial or operating trend, information with respect to House (which trends may include, but are not limited to, sales, cost of goods sold, inventories, liquidity, commission payments to cable operators and the rate of returned goods), any continuance (including any continued or accelerated deterioration) thereof, beyond the date hereof, which information is contained in the Reserved Matters referred to in clauses (i) and (ii) above; and

                 (iv) any adverse changes or developments which are directly or indirectly caused by Diller and/or senior management of House (including, but not limited to, its Chairman of the Board) hired or appointed subsequent to November 22, 1995, including but not limited to, the adoption, implementation, expansion or change in any Board of Directors or managerial directives or accounting and financial reporting policies and/or any other changes in the nature or manner of operation of House's business.

         (g) Audited Financial Statements. Except to the extent contained in the matters referred to in clauses (i) and (ii) of the Reserved Matters, the audited financial statements of House, as of and for the fiscal year ended December 31, 1994, contained in the Annual Report on Form 10-K of House for the fiscal year ended December 31, 1994, as amended, shall have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the fiscal year ended December 31, 1994, (except as may be indicated in the notes thereto) and shall have fairly presented the consolidated financial position of House and its consolidated subsidiaries as of December 31, 1994 and the consolidated results of its operations and cash flows for the fiscal year ended December 31, 1994, except for such failures to have been prepared and/or to have fairly presented the foregoing as do not, individually or in the aggregate, represent a material adverse effect on the assets, liabilities, business, operations or financial condition of House and its subsidiaries, taken as a whole.

                                   ARTICLE VI

                                   TERMINATION

         SECTION 6.1 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, (i) by mutual written consent of Silver Co. and Silver;
(ii) by either Silver Co. or Silver: (A) if the Closing shall not have occurred before August 30, 1996 (or, if earlier, the termination of the

Merger Agreement pursuant to Section 6.1(ii)(A)), provided, that the right to terminate this Agreement pursuant to this clause (ii)(A) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has resulted in the failure of the Closing to occur before such date, (B) if there has been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within five business days after written notice thereof shall have been received by the party alleged to be in breach or (C) if any court of competent jurisdiction or other competent Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable or (iii) by Silver or Silver Co., if the required approvals of the stockholders of Silver contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof.

         SECTION 6.2 Effect of Termination. In the event of any termination of this Agreement by Silver Co. or Silver pursuant to Section 6.1, this Agreement forthwith shall become void, and there shall be no liability or obligation on the part of any party hereto, except that Sections 4.5 and 7.2 shall survive the termination of this Agreement and except that nothing herein will relieve a party from liability for any breach of this Agreement occurring prior to such termination.

                                   ARTICLE VII

                                  MISCELLANEOUS

         SECTION 7.1 Further Assurances. From and after the Closing Date, each of Silver and Silver Co. shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, such instruments, agreements, consents and assurances and take or cause to be taken all such actions as may reasonably be requested by any other party hereto to effect the purposes and intent of this Agreement.

         SECTION 7.2 Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall occur.

         SECTION 7.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on (i) the day on which delivered personally or by telecopy (with prompt confirmation by mail) during a business day to the appropriate location listed as the address below, (ii) three business days after the posting thereof by United States registered or certified first class mail, return receipt requested, with postage and fees prepaid or

(iii) one business day after deposit thereof for overnight delivery. Such notices, requests, demands, waivers or other communications shall be addressed as follows:

         (a)     if to Silver to:

         Silver King Communications, Inc.
         12425 28th Street North
         St. Petersburg, Florida 33716
         Attention:  Steven H. Grant
         Telecopier: (813) 572-1349

         with a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, NY 10019-5150
         Attention: Pamela S. Seymon, Esq.
         Telecopier No.: (212) 403-2000

         (b)     if to Silver Co., to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, NY 10019-5150
         Attention: Pamela S. Seymon, Esq.
         Telecopier No.: (212) 403-2000

         with a copy to the following:

         Liberty Media Corporation
         8101 East Prentice Avenue, Suite 500
         Englewood, Colorado 80111
         Attention: Peter M. Barton, President
         Telecopier No.: (303) 721-5415

         Baker & Botts, L.L.P.
         885 Third Avenue
         New York, New York 10022-4834
         Attention: Frederick McGrath, Esq.
         Telecopier No.: (212) 705-5125

or to such other person or address as any party shall specify by notice in writing to the other party.

         SECTION 7.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

         SECTION 7.5 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 7.6 Amendment. This Agreement may be amended, superseded or cancelled, only by a written instrument specifically stating that it amends, supersedes or cancels this Agreement, executed by all parties hereto.

         SECTION 7.7 Extension; Waiver. Silver Co. or Silver may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance by the other party with any of the agreements or covenants of such other party contained herein or
(iv) waive any condition to such waiving party's obligation to consummate the transactions contemplated hereby or to any of such waiving party's other obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any such extension or waiver by any party shall be binding on such party but not on the other party entitled to the benefits of the provision of this Agreement affected unless such other party also has agreed to such extension or waiver. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to comply strictly with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.7.

         SECTION 7.8 Survival. The representations and warranties made by Silver in Sections 2.1, 2.2, 2.4, 2.5, 2.6, 2.7 and 2.8 shall survive the Closing until the expiration of the statute of limitations period applicable to claims that may be asserted against Silver in respect of the matters covered thereby; the representations and warranties made by Silver Co. in Sections 3.1, 3.2 and 3.5 shall survive the Closing until the expiration of the statute of limitations period applicable to claims that may be asserted against Silver Co. in respect of the matters covered thereby; the representations and warranties of Silver in
Section 2.3, and of Silver Co. in Section 3.3, shall survive indefinitely; no other representations and warranties of the parties contained in this Agreement shall survive the Closing. In addition, the covenants and agreements in Section

4.5 and Article VII shall also survive the Closing until the expiration of the statute of limitations period applicable to claims that may be asserted in respect of the matters covered thereby.

         SECTION 7.9 Interpretation. When a reference is made in this Agreement to Sections, Articles or Schedules, such reference shall be to a Section, Article or Schedule (as the case may be) of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a "party" or "parties", such reference shall be to a party or parties to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate. The use of the words "hereof", "herein", "hereunder" and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, paragraph or other subdivision of this Agreement, unless the context clearly indicates otherwise. Notwithstanding anything herein to the contrary, for purposes of this Agreement Silver shall not be deemed to be a subsidiary or an affiliate of Silver Co., and the subsidiaries, directors, officers, employees and affiliates of Silver shall not be deemed to be subsidiaries, directors, officers, employees or affiliates of Silver Co.

         SECTION 7.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that, if any provision hereof or the application thereof shall be so held to be invalid, void or unenforceable by a court of competent jurisdiction, then such court may substitute therefor a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid, void or unenforceable provision. To the extent that any provision shall be judicially unenforceable in any one or more states, such provision shall not be affected with respect to any other state, each provision with respect to each state being construed as several and independent.

         SECTION 7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         SECTION 7.12 Applicable Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Exchange Agreement as of the date first above written.

                                         SILVER KING COMMUNICATIONS, INC.

                                          /s/ Steven H. Grant
                                         --------------------------------
                                         By:    Steven H. Grant
                                         Title: Executive Vice President

                                         SILVER MANAGEMENT COMPANY

                                          /s/ Barry Diller
                                         --------------------------------
                                         By:    Barry Diller
                                         Title: President